Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin (562) 498-6353 mstugrin@verizon.net	FOR IMMEDIATE RELEASE
HAIGHTS CROSS COMMUNICATIONS REPORTS
FIRST QUARTER 2006 RESULTS
Investor and Analyst Conference Call Scheduled for
Tuesday, May 9, 2006, at 4:00 PM (ET)
White Plains, NY, May 9, 2006 – Haights Cross Communications, Inc. (HCC) today reported results for the first quarter ended March 31, 2006.

First Quarter 2006 Results
Revenue for the first quarter 2006 was $51.5 million, an increase of $5.1 million, or 11.1%, from revenue of $46.4 million for the first quarter 2005, reflecting a strong performance from our Test-prep and Intervention segment, which continued to benefit from the fourth quarter 2005 release of new products and increased demand resulting from NCLB (No Child Left Behind Act) testing requirements. In addition, revenue for the first quarter 2006 includes that of Scott Publishing and CMEinfo, acquired by our Medical Education segment in April and June 2005, respectively, for which there is no revenue counterpart for the first quarter 2005.
Revenue for the Library segment, representing our Recorded Books business, declined $0.7 million, or 3.7%, for the first quarter 2006 resulting from a decline in Pimsleur language series royalties as well as the retail and travel center channels. Our core public library channel was flat for the first quarter 2006, while the school and consumer channels both reported growth.
Revenue for the Test-prep and Intervention segment grew $4.2 million, or 30.7%, to $17.8 million for the first quarter 2006. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $3.3 million, or 33.4%, for the quarter, reflecting continued strong demand for our new NCLB positioned test-prep products. Options Publishing revenue increased $0.9 million, or 23.9%, for the quarter, also reflecting the benefits of NCLB in promoting student proficiency in basic reading and math skills.

Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $1.3 million, or 13.7%, to $7.9 million for the first quarter 2006, reflecting sales declines in our proprietary supplemental education products, we believe resulting from substantially increased competition in the supplemental education market as previously reported.
Revenue for the Medical Education segment increased $2.9 million for the first quarter 2006, including the first quarter 2006 revenue of Scott Publishing and CMEinfo both acquired in the second quarter 2005. Revenue from our existing core Oakstone Medical product line increased $0.2 million, or 7.1%, primarily due to growth in the core practical reviews product line.
Income from operations for the first quarter 2006 decreased $1.4 million, or 23.6%, to $4.7 million from $6.1 million for the first quarter of 2005 reflecting our $5.1 million increase in revenue and associated gross margin gain for the period, offset by $4.1 million of increased selling, general and administrative expenses, $1.4 million increased amortization of pre-publication costs, and a $0.1 million increase in other depreciation and amortization.
EBITDA, which we define as earnings before interest, taxes, depreciation, and amortization, increased $0.1 million, or 1.3%, to $10.4 million for the first quarter 2006, as our revenue and gross margin gain was almost entirely offset by increased selling, general and administrative expenses.
Capital expenditures — pre-publication costs relates to costs incurred in the development of new products. For the first quarter 2006, HCC invested $5.6 million in pre-publication costs, compared to $4.3 million during the first quarter 2005, reflecting the inclusion of our newly acquired businesses as well as increased investments in our Triumph Learning and Buckle Down businesses. HCC anticipates pre-publication expenditures of approximately $26.0 million for fiscal year 2006.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the first quarter 2006, HCC invested $1.2 million in property and equipment, compared to $0.7 million during the first quarter 2005. HCC anticipates expenditures of approximately $4.1 million for the fiscal year 2006.
Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “First quarter results were in line with our expectations. We are very pleased with the continued growth in our Test-prep and Intervention businesses, and we continue to focus our best efforts on returning Sundance/Newbridge to a sales and profit growth performance, which we are hopeful can be achieved in later periods this fiscal year.”
Investor Conference Call

HCC’s conference call for investors, analysts, and the media will be held on May 9, 2006, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-800-230-1951 (USA) or 612-332-1213 (International).
Digitized replay of the conference call will be available from May 9, 2006, starting at 7:30 PM (ET) ending on June 9, 2006 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 826443.

Haights Cross Communications Operating Unit Highlights
First Quarter 2006
Recorded Books
At Recorded Books, new standing order plans, the Classics Continuous Order Plan and “Your Coach in the Box” Standing Order Plan, launched in the first quarter of 2006, are selling well in libraries. Recorded Books’ eAudiobook Service, which allows libraries to provide downloadable audiobooks to their patrons, also continues to sell well. The School Division launched a downloadable audiobook service developed for the education market and also began pre-selling its new literature-based reading program, Janet Allen’s Plugged-in to Reading. The product is scheduled to begin shipping in late June. The Consumer Division’s revenues for the first quarter 2006 grew 28% over first quarter 2005, driven by Recorded Books Unlimited, whose membership topped 7,000 at the end of the quarter. The acquisitions team signed several significant rights deals, including new works by Cormac McCarthy, Walter Mosley, Lee Smith, Nevada Barr, and a new novel for which there is high expectations, Last Town on Earth, by Thomas Mullen.
Triumph Learning/Buckle Down Publishing
Triumph Learning and Buckle Down together grew sales in excess of 30% in the quarter. Buckle Down appointed Thomas Emrick President and General Manager. Emrick had served as Buckle Down Executive Vice President and Publisher. Triumph Learning received three nominations for the Association of Educational Publishing’s annual Distinguished Achievement Awards. These Golden Lamp awards recognize the top achievement in educational publishing. Buckle Down began the process of moving of its customer service and shipping operations from Iowa City to the consolidated Haights Cross Operations facility in Northborough, MA. The move is expected to be completed during the second quarter of 2006 and will result in substantial cost savings. Buckle Down’s finance and accounting functions are being consolidated at Triumph’s headquarters in Manhattan. Buckle Down re-launched its Florida product line, and is now the only company offering a complete series of books that support the new Florida Comprehensive Achievement Test standards. Buckle Down also introduced new test preparation materials for Oklahoma, the first and only such series developed exclusively for Oklahoma’s Core Curriculum Test (OCCT).
Options Publishing
Options Publishing’s sales for the first quarter grew 23.9%. Sales in the Northeast and mid-West were particularly strong, reflecting demand for new products as well as intervention and parent involvement materials. Also in the first quarter, Options Publishing’s direct sales force began representing Buckle Down Publishing state-specific test-prep products in three states. As a result of this early success, Options Publishing now represents Buckle Down products in five additional large states, bringing the total to eight states. Options Publishing also received notification of several significant summer school adoptions that will contribute to second-quarter growth.
Sundance/Newbridge Educational Publishing
As announced in the fourth quarter last year, Paul Konowitch was promoted to President of Sundance/Newbridge following the retirement of Bob Laranga. Konowitch had been Senior Vice President for Corporate and New Business Development at Haights Cross Communications. In the first quarter, Michael Morley was named Senior Vice President of Product Development. He comes to Sundance/Newbridge from Blue Ground Publishing, where he was Co-Founder and Editorial Director. Carolyn Winkler was appointed Director of Southern Regional Sales and joins the company from Harcourt Achieve. Newbridge introduced Reading PowerWorks Grade 3, themes 7-10 and the second set of six titles of Real Deal Yellow, part of the successful Second Chance reading line.
Oakstone Publishing
Oakstone Publishing appointed Andrew Thorne Senior Vice President of Marketing. Prior to joining Oakstone, Thorne was Vice President of Marketing for Oxmoor House, the book publishing and product marketing arm of Southern Progress Corporation. Oakstone Medical Publishing launched two board review courses in video and audio formats, Cleveland Clinic’s Pediatric Board Review Symposium and Cleveland Clinic’s Endocrinology and Metabolism Board Review; Johns Hopkins University School of Medicine’s Pain Medicine Update; University of California at San Francisco’s Advances in Clinical MR/CT Imaging in video format; and recorded new course offerings with two prestigious medical schools, which are scheduled for launch in second quarter 2006. Oakstone Wellness Publishing launched six new health and wellness posters, which complement its recently launched health and wellness observances posters, including such titles as Smart Eating, Boosting Energy and Beating Fatigue; 10 new health and wellness brochure titles, including Healthy, Healthy Heart, The Big Six Heartbreakers and Healthy Top 10; and “Three Steps to Safety” table-top poster series (12 titles), including Protecting Your Back, Prevent Hearing Loss and Easy Ergonomics.

Results of Operations:

	Three Months Ended
	March 31,
	2006	2005

Library	$18,744	$19,459
Test-prep and Intervention	17,810	13,622
K-12 Supplemental Education	7,940	9,201
Medical Education	6,996	4,084

Total Revenue	$51,490	$46,366
Operating Expenses	46,816	40,246

Income From Operations	4,674	6,120
Net Income/(Loss)	$(12,804)	$(9,169)

Other Financial Data:

	Three Months Ended
	March 31,
	2006	2005

EBITDA by Segment:
Library	$5,211	$5,783
Test-prep and Intervention	5,417	3,500
K-12 Supplemental Education	406	1,996
Medical Education	862	367
Corporate	(1,530)	(1,414)

EBITDA	$10,366	$10,232
Adjusted EBITDA	$10,500	$10,420
“EBITDA” is defined as net loss before interest, taxes, depreciation, amortization, discontinued operations and cumulative effect of a change in accounting for goodwill. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA because we believe that EBITDA provides useful information regarding our operating results. We rely on EBITDA as a primary measure to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to depreciation, amortization, interest, taxes, and cumulative effects of accounting changes and discontinued operations that do not directly affect our operations.
EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capitalized pre-publication costs;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements and

•	Other companies in our industry may calculate EBITDA differently than we do, thereby limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA on supplementary basis.

Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended
	March 31,
	2006	2005

Net Income/(Loss)	$(12,804)	$(9,169)
Interest Expense and Other Including Income Taxes and Discontinued Operations	17,478	15,289

Income From Operations	4,674	6,120
Amortization of Pre-publication Costs	4,339	2,904
Depreciation and Amortization	1,353	1,208

EBITDA	$10,366	$10,232

Restructuring and Restructuring Related Charges	134	188

Adjusted EBITDA	$10,500	$10,420
Other Data:

	Three Months Ended
	March 31,
	2006	2005

Capital Expenditures – Product Development Costs (Pre-publication Costs)	$5,605	$4,315
Capital Expenditures – Property and Equipment	$1,173	$715

Balance Sheet Data:

As of
March 31, 2006

Cash and Cash Equivalents	$53,630
Working Capital	$72,127

Long Term Debt including current portion:
Senior secured term loan	$127,125
11 3/4% senior notes (1)	172,510
12 1/2% senior discount notes	95,714
Series B senior preferred stock (2)	133,038

$528,387

Redeemable preferred stock:
Series A preferred stock (3)	39,124
Series C preferred stock (4)	1,602

$40,726

(1)	Face value at March 31, 2006 is $170,000

(2)	Approximate aggregate liquidation value as of March 31, 2006 of $134,646

(3)	Approximate aggregate liquidation value as of March 31, 2006 of $37,050

(4)	Approximate aggregate liquidation value as of March 31, 2006 of $3,858

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.
Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.